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                                                               EXHIBIT 8.1





                                 August 13, 1999



Newfield Exploration Company
363 N. Sam Houston Parkway E.
Suite 2020
Houston, Texas  77060

Ladies and Gentlemen:

         We have acted as counsel to Newfield Exploration Company, a Delaware corporation ("Newfield"), and Newfield Financial Trust I and Newfield Financial Trust II, each of which is a Delaware statutory business trust (collectively, the "Trusts"), relating to the registration of Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Securities Warrants, Preferred Securities of the Trusts and Debentures in a total aggregate amount of $275,000,000. In that connection, reference is made to the registration statement under the Securities Act of 1933, as amended, of Newfield and the Trusts on Form S-3 (Registration No. 333-59391) filed with the Securities and Exchange Commission (the "Commission") on July 17, 1998, as amended by Pre- Effective Amendment No. 1 thereto filed with the Commission on September 4, 1998 and declared effective by the Commission on September 4, 1998 (as amended, the "Registration Statement"), including a prospectus dated September 4, 1998 (the "Prospectus") and a prospectus supplement dated August 9, 1999 (the "Prospectus Supplement") describing the 6 1/2% Cumulative Quarterly Income Convertible Preferred Securities, Series A of Newfield Financial Trust I (the "Preferred Securities") and the 6 1/2% Junior Subordinated Convertible Debentures, Series A due 2029 of Newfield (the "Junior Subordinated Debentures"). Capitalized terms not otherwise defined herein shall have the meaning specified in the Prospectus and the Prospectus Supplement.

         We have examined the Prospectus, the Prospectus Supplement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the Junior Subordinated Debentures and the Preferred Securities will be issued in accordance with the operative documents described in the Prospectus and the Prospectus Supplement.



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August 13, 1999
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         Based on the assumptions contained in the Prospectus Supplement, (i) in our opinion Newfield Financial Trust I will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation and (ii) the statements of legal conclusion set forth under the heading "Federal Income Tax Consequences" in the Prospectus Supplement reflect our opinions on the material United States federal income tax consequences of the ownership and disposition of the Preferred Securities.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this Firm in the section captioned "Federal Income Tax Consequences" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Vinson & Elkins, L.L.P.